Paul C. Desjourdy
25 Eastmount Road
Medfield, MA  02052


May 27, 2009



Board of Directors
Nasus Consulting, Inc.
83 Fisher Street
Millville, MA 01504

Re: Resignation

Gentlemen:

Please accept this as notice of my resignation as an Officer, in all capacities currently held, of Nasus Consulting, Inc.
effective May 27, 2009.

Sincerely,


/s/ Paul C. Desjourdy

PAUL C. DESJOURDY